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EXHIBIT 5.1

                        [Dorsey & Whitney LLP Letterhead]


                                  July 24, 1997



ADC Telecommunications, Inc.
12501 Whitewater Drive
Minnetonka, Minnesota 55343

         Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as outside counsel to ADC
Telecommunications, Inc., a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 100,000 shares of common stock of the Company, par value $.20 per share ("Common Stock"), to be issued from time to time upon exercise of options initially granted under the ADC Telecommunications, Inc. 1991 Stock Incentive Plan (the "1991 Plan") and the ADC Telecommunications, Inc. Nonemployee Director Stock Option Plan (the "Directors' Plan") and thereafter transferred to third parties who are not officers, employees, directors or consultants of the Company ("Unaffiliated Transferees").

         We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

         Based on the foregoing, we are of the opinion that the shares of Common Stock to be issued to the Unaffiliated Transferees pursuant to the Registration Statement have been duly authorized by all requisite corporate action and upon issuance, delivery and payment therefor in accordance with the terms of the Plan under which such Shares are issued, will be validly issued, fully paid and nonassessable.

         Our opinions expressed above are limited to the laws of the State of Minnesota.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement.


                        Very truly yours,

                        /s/ Dorsey & Whitney LLP

                        Dorsey & Whitney LLP